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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

June 5, 2003
Date of Report (Date of earliest event reported)

CPAC, INC.
(Exact name of registrant as specified in its charter)

New York	0-9600	16-0961040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2364 Leicester Road, Leicester, New York 14481
(Address of Principal Executive Offices and Zip Code)

(585) 382-3223
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Item 9.	Regulation FD Disclosure. (Information is being provided under Item 12 -- Results of Operations and Financial Condition of Form 8-K)

The information contained in this Item 9 is being furnished pursuant to Item 12 of Form 8-K, "Results of Operations and Financial Condition," in accordance with the interim guidance provided by the Securities and Exchange Commission (the "SEC") in Release No. 33-8216 issued March 27, 2003. The information in this Current Report shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On June 5, 2003, CPAC, Inc. (the "Company") issued a press release discussing its results of operations and financial condition for the fourth quarter and fiscal year end March 31, 2003. A copy of the press release text is included below.

CPAC, Inc. Announces Fourth Quarter and Full-Year Results;
Declares Quarterly Cash Dividend of $0.07

LEICESTER, NY . . . June 5, 2003 -- CPAC, Inc. (Nasdaq: CPAK), a manufacturer and marketer with holdings in the Cleaning & Personal Care and Imaging industries, today reported fourth quarter and full-year results for the fiscal year ended March 31, 2003. At its regular meeting on June 3, 2003, CPAC's Board of Directors declared a quarterly cash dividend in the amount of $0.07 per share, payable on June 27, 2003 to shareholders of record at the close of business on June 20, 2003.

Consolidated Results

Net sales for the fourth quarter were $23.2 million compared to $24.1 million for the same quarter last year, a drop of 3.7%. Net income increased 6.8% to $487,000 or $0.10 per diluted share versus pro forma net income of $456,000 or $0.09 per diluted share for the quarter ended March 31, 2002. The pro forma figure of $0.09 per share includes an additional $0.01 of income over reported earnings of $0.08 per share because, under SFAS No. 142, which the Company adopted in the first quarter of FY '03, goodwill is no longer being amortized.

For the twelve months ended March 31, 2003, net sales were $95.3 million versus $97.8 million for the same period last year, a decline of 2.5%. Net income before the SFAS No. 142 adjustment was $2.2 million or $0.44 per diluted share versus pro forma net income of $3.2 million or $0.60 per diluted share for the twelve-month period ended March 31, 2002. The pro forma figure of $0.60 per share includes an additional $0.04 of income over reported earnings of $0.56 per share. After the impact of the adoption of SFAS No. 142, which resulted in a cumulative effect change of $6.3 million recorded in the first quarter, the Company reported a loss of $4.1 million or $0.80 per diluted share for the twelve months ended March 31, 2003.

Thomas N. Hendrickson, CPAC's President and CEO, stated, "Sales in two of the three Fuller Brands divisions exceeded prior year, as did all foreign CPAC Imaging business units and the Equipment division. Our fourth quarter results show net income per share improvements resulting from recent cost-cutting activities. The new segment leaders are doing an excellent job under difficult circumstances to bring expenses in line with revenues and simultaneously invest in growth initiatives. While we still view our overall consolidated sales and net income results as disappointing, we are encouraged that eight of our eleven business units exceeded their prior year sales performance for the quarter, and seven units posted twelve-month sales increases over prior year."

Fuller Brands Segment Highlights

-- Continued strong Fuller Brush sales via the QVC television home shopping network have further enhanced that relationship, enabling Fuller to add 24 new product kits to the QVC.com e-commerce web site.

-- Cleaning Technologies Group (CTG) realigned its territories to more efficiently serve its markets. The division also introduced several new products in the year, generating more than $0.5 million in sales.

-- CTG is making strides to replace business lost resulting from Kmart's second round of store closings. This important customer continues to order with regularity following its emergence from bankruptcy. CTG continues as Kmart's exclusive provider of floor care chemicals and pads.

-- Stanley Home Products sales have fallen steadily in recent years. FY '03 sales as compared to prior year declined by 23% in the fourth quarter and 11% for the full year.

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According to G. Robert Gey, President of the Fuller Brands segment, "After a string of year-over-year sales declines, we recently initiated a management change at Stanley Home Products and have undertaken an aggressive search for a new leader. We are confident the right candidate will be found to help this division fulfill its true potential as a premier direct selling company. Stanley is an important contributor to Fuller Brands and we are committed to its long-term future."

CPAC Imaging Segment Highlights

-- In April, CPAC announced it had increased its equity investment in TURA AG from 19% to 40%. TURA is a German manufacturer of photographic film, paper, single-use and reusable cameras, and batteries. Leveraging the combined product lines and marketing resources of the two companies will enable both to expand global market share. CPAC made its original equity investment in 2002.

-- All Imaging business units worldwide improved sales performance in FY '03 with the exception of the domestic chemical manufacturing plants. Last month, plans were announced to combine the operations of the color photographic chemical manufacturing facility currently based in St. Louis, Missouri into the radiology and graphic arts chemical manufacturing plant near Atlanta, Georgia. This cost-cutting measure was adopted in response to increased competitive pressure in U.S. markets.

Steven E. Baune, President of CPAC Imaging, Worldwide commented, "Our domestic Imaging chemical businesses continued throughout the year to grapple with the effects of the stagnant economy. Both the Color Photographic and Healthcare Imaging industries are also weathering a domestic market shift from traditional silver halide technologies. Our move to combine chemical manufacturing operations in Georgia is intended to minimize unabsorbed manufacturing capacity in the U.S."

"There are bright spots in the Imaging business," Baune remarked. "For example, the category of one-time-use film cameras continues to grow domestically, with an estimated nine percent of U.S. households now using them exclusively for their picture taking. According to the Photo Marketing Association, about 214 million one-time-use cameras will be bought in 2003, up from 198 million in 2002. This category has grown every year since its introduction in 1989 with no end in sight."

Baune continued, "Once again, our foreign operations reported increased sales year over year. Clearly, opportunity also exists overseas in traditional silver halide processes and we are actively investigating expanding operations into China, Russia, and India."

Other Financial Information

Thomas J. Weldgen, CPAC's Chief Financial Officer, stated, "We have maintained conservative policies relative to our cash position, starting with approximately $8.0 million in cash at the beginning of the fiscal year on April 1, 2002. Over the course of the year, we have invested a total of $1.6 million in new property and equipment. A net reduction of $274,000 was related to the retirement of debt, and we repurchased shares of CPAC stock in the marketplace at a cost of $935,000 for the year. Finally, shareholder dividends of $1.4 million were distributed. At fiscal year end, the Company had $9.9 million in cash, working capital of $32.0 million, and the full $20 million in our corporate line of credit available. Our balance sheet remains strong."

Weldgen continued, "Management estimates that the net expense in FY '04 related to the closing of the St. Louis, MO chemical operation will be approximately $500,000, primarily relating to the physical relocation of equipment and some personnel, as well as severance benefits for terminated personnel. However, a very short payback period is projected, and combining the operation will enhance the restructuring of the Imaging segment."

About CPAC, Inc.

Established in 1969, CPAC, Inc. (cpac.com) manages holdings in two industries. The Fuller Brands segment (59% of FY '03 sales) manufactures commercial, industrial, and household cleaning products, as well as custom brushes and personal care lines. The CPAC Imaging segment (41% of FY '03 sales) develops and markets innovative Imaging chemicals, equipment, and supplies at eight business units worldwide. Products are sold under more than 350 registered trademarks. Stock is traded under the symbol: CPAK.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect CPAC's business and prospects, including economic, competitive, governmental, technological, and other factors discussed in CPAC's filings with the Securities and Exchange Commission.

(Tables follow)

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CPAC, Inc. RESULTS OF OPERATIONS DATA MARCH 31, 2003 and MARCH 31, 2002 (UNAUDITED)
Three months ended	Twelve months ended
2003	2002	% change	2003	2002	% change
Net sales:
Fuller Brands	$ 13,328,957	$ 14,068,055	(5.3)	$ 56,068,290	$ 57,214,485	(2.0)
Imaging	9,867,403	10,030,841	(1.6)	39,222,050	40,564,613	(3.3)
Total sales:	$ 23,196,360	$ 24,098,896	(3.7)	$ 95,290,340	$ 97,779,098	(2.5)
Income before cumulative effect of change in accounting principle	$ 487,319	$ 419,210	16.2	$ 2,221,019	$ 2,929,959	(24.2)
Cumulative effect of change in accounting principle*	$ 0	$ 0	$ (6,281,251)	$ 0	N/M
Net income (loss)	$ 487,319	$ 419,210	16.2	$ (4,060,232)	$ 2,929,959	N/M

Income per common share (diluted):
Before cumulative effect of change in accounting principle	$ 0.10	$ 0.08	25.0	$ 0.44	$ 0.56	(21.4)
Cumulative effect of change in accounting principle*	$ 0.00	$ 0.00	$ (1.24)	$ 0.00	N/M
Diluted net income (loss) per share	$ 0.10	$ 0.08	25.0	$ (0.80)	$ 0.56	N/M
Weighted avg. number of common shares outstanding (diluted)	4,975,233	5,144,889	(3.3)	5,077,728	5,215,398	(2.6)
*Adjustment reflects adoption of SFAS No. 142 "Goodwill and Other Intangible Assets"
CPAC, Inc. SUPPLEMENTAL PRO FORMA NET INCOME COMPARISON MARCH 31, 2003 and MARCH 31, 2002 (UNAUDITED)
Three months ended	Twelve months ended
2003	2002	2003	2002
Reported net income	$ 487,319	$ 419,210	$ (4,060,232)	$ 2,929,959
Add back:
Goodwill amortization, net of tax	$ 0	37,000	$ 0	$ 222,000
Cumulative effect of change in accounting principle*	$ 0	$ 0	$ 6,281,251	$ 0
Pro forma net income	$ 487,319	$ 456,210	$ 2,221,019	$ 3,151,959
Basic earnings per share before cumulative effect of change in accounting principle:
Reported net income	$ 0.10	$ 0.08	$ (0.80)	$ 0.56
Add back:
Goodwill amortization, net of tax	$ 0	$ 0.01	$ 0	$ 0.04
Cumulative effect of change in accounting principle*	$ 0	$ 0	$ 1.24_	$ 0
Pro forma net income - basic**	$ 0.10	$ 0.09	$ 0.44	$ 0.61
Diluted earnings per share before cumulative effect of change in accounting principle:
Reported net income (loss)	$ 0.10	$ 0.08	$ (0.80)	$ 0.56
Add back:
Goodwill amortization, net of tax	$ 0	$ 0.01	$ 0	$ 0.04
Cumulative effect of change in accounting principle*	$ ___	_______	$ 1.24	______
Pro forma net income - diluted	$ 0.10	$ 0.09	$ 0.44	$ 0.60

* Adjustment reflects adoption of SFAS No. 142 "Goodwill and Other Intangible Assets"

** The sum of the quarterly basic income per share amounts for the fiscal year March 31, 2003 do not equal the annual income per share amounts due to the impact of the Company's common share repurchases on the weighted average share calculation computed each quarter.

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CPAC, Inc. SUPPLEMENTAL SEGMENT DATA MARCH 31, 2003 and MARCH 31, 2002 (UNAUDITED)
Three months ended March 31, 2003
	FULLER BRANDS	IMAGING	COMBINED

Net sales	$ 13,328,957	$ 9,867,403	$ 23,196,360
Cost of sales	6,797,856	6,069,048	12,866,904
Gross profits	6,531,101	3,798,355	10,329,456
Selling, administrative and engineering expenses	5,896,033	3,611,892	9,507,925
Research and development expense	118,795	33,662	152,457
Operating income	$ 516,273	$ 152,801	$ 669,074
Corporate income (expense)			(75,355)
Interest expense, net			(47,400)
Income before income taxes and cumulative effect of change in accounting principle			$ 546,319
Three months ended March 31, 2002
	FULLER BRANDS	IMAGING	COMBINED

Net sales	$ 14,068,055	$ 10,030,841	$ 24,098,896
Cost of sales	7,186,119	6,349,965	13,536,084
Gross profits	6,881,936	3,680,876	10,562,812
Selling, administrative and engineering expenses	6,683,623	3,457,130	10,140,753
Research and development expense	128,356	29,233	157,589
Operating income	$ 69,957	$ 194,513	$ 264,470
Corporate income (expense)			425,742
Interest expense, net			(121,002)
Income before income taxes and cumulative effect of change in accounting principle			$ 569,210

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CPAC, Inc. SUPPLEMENTAL SEGMENT DATA MARCH 31, 2003 and MARCH 31, 2002 (UNAUDITED)
Twelve months ended 2003
	FULLER BRANDS	IMAGING	COMBINED
Net sales	$ 56,068,290	$ 39,222,050	$ 95,290,340
Cost of sales	27,838,340	24,528,915	52,367,255
Gross profits	28,229,950	14,693,135	42,923,085
Selling, administrative and engineering expenses	24,888,352	13,411,368	38,299,720
Research and development expense	502,871	150,424	653,295
Operating income	$ 2,838,727	$ 1,131,343	$ 3,970,070
Corporate income (expense)			(246,239)
Interest expense, net			(446,812)
Income before income taxes and cumulative effect of change in accounting principle			$ 3,277,019

Twelve months ended 2002
	FULLER BRANDS	IMAGING	COMBINED
Net sales	$ 57,214,485	$ 40,564,613	$ 97,779,098
Cost of sales	28,996,102	25,122,094	54,118,196
Gross profits	28,218,383	15,442,519	43,660,902
Selling, administrative and engineering expenses	24,989,488	13,352,285	38,341,773
Research and development expense	502,634	125,080	627,714
Operating income	$ 2,726,261	$ 1,965,154	$ 4,691,415
Corporate income (expense)			316,066
Interest expense, net			(520,522)
Income before income taxes and cumulative effect of change in accounting principle			$ 4,486,959

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 9, 2003	CPAC, Inc.

By:	/s/ Thomas J. Weldgen
	Thomas J. Weldgen Vice President Finance and Chief Financial Officer